Exhibit 99.1

JONES ENERGY, INC. ANNOUNCES 2015 THIRD QUARTER FINANCIAL AND OPERATING RESULTS

Austin, TX — November 4, 2015 — Jones Energy, Inc. (NYSE: JONE) (“Jones Energy” or “the Company”) today announced financial and operating results for the quarter ended September 30, 2015.  For the quarter ended September 30, 2015, the Company reported net income of $34.8 million, an adjusted net loss of $1.6 million, and EBITDAX of $67.5 million.

2015 Third Quarter Highlights

•                  Average daily net production for the quarter was 25.3 MBoe/d, 2,300 Boe/d above the top end of guidance

•                  Increasing full year production guidance to 24.7 — 25.0 MBoe/d (2nd increase during 2015)

•                  Reduced 2015 capital budget from $240 million to $220 million on September 9, 2015; announcing additional reduction to $210 million

•                  Completed senior secured credit facility redetermination with borrowing base set at $510 million; liquidity of $420 million as of October 31, 2015

•                  Acquired nearly 10,000 net acres in the Cleveland through leasing for approximately $3 million

Jonny Jones, the Company’s Founder, Chairman and CEO stated, “Our operating team’s execution and commitment to meeting and exceeding our third quarter targets was outstanding.  We ramped activity as previously discussed, but when oil prices dropped in August, we were able to reduce activity quickly due to our flexible operations and lack of long-term drilling commitments.  As a result of our strong performance, we are ahead of expectations on production and were able to reduce our capital budget for the year by $20 million to $220 million, which today we are reducing by another $10 million, bringing the 2015 capital expenditure budget down to $210 million.  Even with the reduction in activity, we now expect 2015 full year production to exceed 2014 while reducing year-over-year capital spending by 60%.”

Mr. Jones went on to say, “We recently completed the fall redetermination of our credit facility, and as of October 31, had liquidity of $420 million.  Our liquidity position coupled with our strong hedge book is reassuring as we continue to evaluate new opportunities in the current environment.  We are still a number of months away from finalizing our 2016 capital budget, but have begun our internal process and are evaluating numerous options.  Our ultimate goal is to allocate capital only to projects and opportunities that will increase shareholder value while preserving our balance sheet.  Assuming the current commodity price strip for next year, our goal will be to create a cash flow neutral program for 2016.  We look forward to a strong finish for the year and are keenly focused on making the most of the opportunities we expect to see as we transition from 2015 into 2016.”

Financial Results

Total operating revenues for the three months ended September 30, 2015 were $47.2 million as compared to $100.3 million for the three months ended September 30, 2014.  The decrease was due to lower commodity prices, which was somewhat offset by higher production.  Total revenues including cash settlements of current period commodity hedges were $86.4 million.

Total expenses for the three months ended September 30, 2015 were $79.5 million as compared to $74.1 million for the three months ended September 30, 2014.  The increase was primarily due to higher general and administrative (“G&A”) expenses, higher depletion, depreciation, and amortization expenses (“DD&A”) from increased production, and certain non-recurring charges which were booked to exploration expense.  The non-recurring charges were for lease abandonment related to properties that the Company decided during the third quarter of 2015 not to develop.  These increases were somewhat offset by lower lease operating expenses (“LOE”) and production taxes.  Lease operating expenses were down over 20% from the same period in the previous year primarily due to an operational focus on reducing post-completion costs, such as limiting the length of time rental equipment and flow-back hands are on-site, and by reducing recurring operating expenses, such as optimizing the usage of compressors and chemicals.  Excluding the non-recurring charges booked as exploration expense, total expenses for the third quarter of 2015 would have been in-line with the same period in the previous year, despite higher production levels.

For the three months ended September 30, 2015, the Company reported an adjusted net loss of $1.6 million as compared to adjusted net income of $14.3 million for the three months ended September 30, 2014.  The decrease was primarily due to lower average realized prices for all commodities and an increase in interest expense.

Operations Update

Cleveland

The Company increased activity from a four rig program to a five rig program in early July.  Following the drop in oil prices during the month of August, the fourth and fifth rig were released in early September and activity was reduced to the previous three rig program.  During the third quarter, the Company spud 21 wells and completed 22 wells, with a total of 24 wells seeing first production during the quarter.  As of September 30, 2015, four wells were in various stages of completion and three wells were being drilled.

Daily net production in the Cleveland was 19.1 MBoe/d in the third quarter of 2015, up 6% from 18.0 MBoe/d in the second quarter of 2015 and up 4% from 18.3 MBoe/d in the third quarter of 2014.  As of October 31, the Company has drilled 45 thirty-three stage open-hole wells, all of which have been completed, and 40 of which have begun producing.  Seven wells have more than 180 days of production, 17 are between 90 and 180 days, and 16 wells have less than 90 days of production as of October 31.  Production results for the 33 stage wells continue to reflect the expected uplift in oil production and also have shown higher than expected natural gas volumes.

Capital Expenditures

During the third quarter of 2015, the Company spent $57.8 million, of which $48.6 million was related to drilling and completing wells, representing 84% of total capital expenditures in the quarter.  The remaining $9.2 million was primarily related to leasing and capital workovers.  The Company has continued to experience a very high working interest capture rate and has averaged a 93% working interest in the wells spud during 2015.  At the outset of 2015, the average working interest across the Company’s Cleveland acreage was approximately 70%.  During the course of 2015, the Company has been able to acquire from non-participating working interest owners on average an additional 23% working interest in the wells drilled year-to-date.

Since adding incremental dollars at mid-year to the 2015 capital budget for leasing, the Company has secured nearly 10,000 net acres for approximately $3 million at lease rates that are one-third of the prior year’s average with improved royalty terms.  This has allowed the Company to add more than 75 net Cleveland locations year-to-date.

In the Company’s press release on September 9, the 2015 full year capital expenditures budget was lowered from $240 million to $220 million.  The Company now expects capital expenditures of $210 million for the full year 2015.  A summary of the capital expenditures for the third quarter and year-to-date 2015 is provided in the table below.

2015 Capital Expenditure Summary ($mm)

	3Q15	YTD 2015
Drilling and Completion	$48.6	$165.3
Maintenance, Leasing, and Other	9.2	20.7

Total Capital Expenditures	$57.8	$186.0

Liquidity and Hedging

On October 8, 2015, the Company’s borrowing base on its senior secured revolving credit facility was set at $510 million.  As of October 31, 2015, the Company had undrawn credit facility availability of $400 million and approximately $20 million in cash.

The Company entered into additional hedges during the third quarter of 2015, primarily focusing on estimated production beyond 2016.  Additional swaps for 2019 crude oil and natural gas swaps for 2017 through 2019 were added to account for recent drilling activity.  As of the end of October, the mark-to-market value of the Company’s hedge book was approximately $210 million, with nearly $150 million attributable to 2016 and 2017 hedge positions.  The Company also has oil and natural gas hedges in place for 2018 and the first half of 2019, although at less significant levels.  Approximately 100% of the Company’s existing oil and natural gas production, or PDP, is hedged through the first half of 2019.  A table providing the latest summary hedge positions is shown below.

	Fiscal Year Ending December 31,
	4Q15(1)	2016	2017	2018	1H19(2)
Oil, Natural Gas and NGL Swaps
Oil (MBbl)	579	1,897	1,040	803	339
Natural Gas (MMcf)	4,646	16,850	12,300	10,240	4,410

Ethane (MBbl)	92	53	—	—	—
Propane (MBbl)	177	627	—	—	—
Iso Butane (MBbl)	21	76	7	—	—
Butane (MBbl)	62	218	17	—	—
Natural Gasoline (MBbl)	63	227	18	—	—
Total NGLs (MBbl)	415	1,201	42	—	—

Weighted Average Prices
Oil ($ / Bbl)	$83.77	$82.74	$78.69	$77.47	$64.65
Natural Gas ($ / Mcf)	$4.45	$4.44	$4.29	$4.19	$3.53

Ethane ($ / Gal)	$0.27	$0.21	—	—	—
Propane ($ / Gal)	$0.90	$0.55	—	—	—
Iso Butane ($ / Gal)	$0.95	$0.75	$1.42	—	—
Butane ($ / Gal)	$0.97	$0.72	$1.37	—	—
Natural Gasoline ($ / Gal)	$1.83	$1.46	$1.73	—	—

(1) 2015 hedges shown for the fourth quarter.

(2) 2019 hedges apply to the first and second quarters of the year.

Guidance

The Company is providing guidance for the fourth quarter and updating guidance for the full year 2015 as follows:

2015 Guidance

	Previous	Revised
	2015E	2015E	4Q15E
Total Production (MMBoe)	8.4 - 8.9	9.0 - 9.1	2.0 - 2.1
Average Daily Production (MBoe/d)	23.0 - 24.5	24.7 - 25.0	22.0 - 23.2

Oil (MBbls/d)	6.8 - 7.3	7.0 - 7.1	5.9 - 6.2
Natural Gas (MMcf/d)	58.5 - 62.5	64.4 - 65.1	58.0 - 60.9
NGLs (MBbls/d)	6.4 - 6.8	7.0 - 7.1	6.5 - 6.9

Lease Operating Expense ($/Boe)	$4.75 - $5.25	$4.50 - $5.00
Production/Ad Valorem Taxes (% of Unhedged Revenue)	6.5% - 7.5%	6.5% - 7.5%
Cash G&A Expense ($mm)	$25.0 - $28.0	$28.0 - $29.5

Total Capital Expenditures ($mm)	$240.0	$210.0

Conference Call Details

Jones Energy will host a conference call for investors and analysts to discuss its results on Thursday, November 5, 2015 at 10:30 a.m. ET (9:30 a.m. CT).  The conference call can be accessed via webcast through the Investor Relations section of Jones Energy’s website, www.jonesenergy.com, or by dialing (877) 201-0168 (for domestic U.S.) or (647) 788-4901 (International) and entering conference code 51264543.  If you are not able to participate in the conference call, the webcast replay and a downloadable audio file will be available shortly following the call through the Investor Relations section of the Company’s website, www.jonesenergy.com.

About Jones Energy

Jones Energy, Inc. is an independent oil and natural gas company engaged in the development and acquisition of oil and natural gas properties in the Anadarko and Arkoma basins of Texas and Oklahoma.  Additional information about Jones Energy may be found on the Company’s website at: www.jonesenergy.com.

Investor Contacts:

Mark Brewer, 512-493-4833

Investor Relations Manager

Or

Robert Brooks, 512-328-2953

Executive Vice President & CFO

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934.  All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements.  Without limiting the generality of the foregoing, forward-looking statements contained in this press release specifically include the expectations of plans, strategies, objectives and anticipated financial and operating results of the Company, including guidance regarding the timing and location of our anticipated drilling and completion activity, our ability to take advantage of additional working interest capture, our ability to create a cash flow neutral drilling program for 2016, expectations for the leasing, joint venture, and asset acquisition markets, our ability to mitigate commodity price risk through our hedging program, and our ability to successfully execute our 2015 development plan and guidance for the fourth quarter and full year 2015.  These statements are based on certain assumptions made by the Company based on management’s experience and perception of historical trends, current conditions, anticipated future developments and other factors believed to be appropriate.  Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, which may cause actual results to differ materially from those implied or expressed by the forward-looking statements.  These include, but are not limited to, changes in oil, natural gas liquids, and natural gas prices, weather and environmental conditions, the timing of planned capital expenditures, availability of acquisitions, uncertainties in estimating proved reserves and forecasting production results, operational factors affecting the commencement or maintenance of producing wells, customers’ elections to reject ethane and include it as part of the natural gas stream for the remainder of 2015, the proximity to and capacity of transportation facilities, and uncertainties regarding environmental regulations or litigation and other legal or regulatory developments affecting the Company’s business and other important factors that could cause actual results to differ materially from those projected as described in the Company’s reports filed with the SEC.

Any forward-looking statement speaks only as of the date on which such statement is made and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

Jones Energy, Inc.

Consolidated Statements of Operations (Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars except per share data)	2015	(Restated) 2014	2015	(Restated) 2014

Operating revenues
Oil and gas sales	$46,499	$99,707	$156,955	$303,370
Other revenues	653	639	2,210	1,610
Total operating revenues	47,152	100,346	159,165	304,980
Operating costs and expenses
Lease operating	8,872	11,183	32,930	30,306
Production and ad valorem taxes	2,513	5,044	9,292	18,248
Exploration	5,556	266	6,184	3,278
Depletion, depreciation and amortization	52,766	50,491	156,151	137,490
Accretion of ARO liability	210	206	610	573
General and administrative	9,628	6,925	27,572	18,723
Other operating	—	—	4,188	—
Total operating expenses	79,545	74,115	236,927	208,618
Operating income (loss)	(32,393)	26,231	(77,762)	96,362
Other income (expense)
Interest expense	(16,722)	(11,849)	(47,553)	(34,659)
Net gain (loss) on commodity derivatives	90,483	41,163	111,714	(9,785)
Other income (expense)	(7)	30	(1,631)	97
Other income (expense), net	73,754	29,344	62,530	(44,347)
Income (loss) before income tax	41,361	55,575	(15,232)	52,015

Income tax provision (benefit)	6,519	5,550	(4,590)	5,736
Net income (loss)	34,842	50,025	(10,642)	46,279
Net income (loss) attributable to non-controlling interests	21,604	40,893	(7,625)	37,835
Net income (loss) attributable to controlling interests	$13,238	$9,132	$(3,017)	$8,444

Earnings (loss) per share:
Basic	$0.44	$0.73	$(0.12)	$0.68
Diluted	$0.44	$0.73	$(0.12)	$0.68
Weighted average shares outstanding:
Basic	30,432	12,508	25,591	12,503
Diluted	30,432	12,573	25,591	12,540

Jones Energy, Inc.

Consolidated Balance Sheets (Unaudited)

	September 30,	December 31,
(in thousands of dollars)	2015	2014
Assets
Current assets
Cash	$22,698	$13,566
Restricted cash	277	149
Accounts receivable, net
Oil and gas sales	26,610	51,482
Joint interest owners	13,978	41,761
Other	13,932	12,512
Commodity derivative assets	117,186	121,519
Other current assets	2,498	3,374
Total current assets	197,179	244,363
Oil and gas properties, net, at cost under the successful efforts method	1,665,732	1,638,860
Other property, plant and equipment, net	4,136	4,048
Commodity derivative assets	95,102	87,055
Other assets	18,751	20,352
Deferred tax assets	1,135	171
Total assets	$1,982,035	$1,994,849
Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$47,300	$136,337
Oil and gas sales payable	42,145	70,469
Accrued liabilities	32,182	19,401
Commodity derivative liabilities	20	—
Deferred tax liabilities	470	718
Asset retirement obligations	3,311	3,074
Total current liabilities	125,428	229,999
Long-term debt	100,000	360,000
Senior notes	737,487	500,000
Deferred revenue	11,856	13,377
Commodity derivative liabilities	—	28
Asset retirement obligations	12,260	10,536
Liability under tax receivable agreement	40,009	803
Deferred tax liabilities	21,896	26,756
Total liabilities	1,048,936	1,141,499
Commitments and contingencies
Stockholders’ equity
Class A common stock, $0.001 par value; 30,531,278 shares issued and 30,508,676 shares outstanding at September 30, 2015 and 12,672,260 shares issued and 12,649,658 shares outstanding at December 31, 2014	31	13
Class B common stock, $0.001 par value; 31,283,607 shares issued and outstanding at September 30, 2015 and 36,719,499 shares issued and outstanding at December 31, 2014	31	37
Treasury stock, at cost: 22,602 shares at September 30, 2015 and December 31, 2014	(358)	(358)
Additional paid-in-capital	361,355	178,763
Retained earnings	35,933	38,950
Stockholders’ equity	396,992	217,405
Non-controlling interest	536,107	635,945
Total stockholders’ equity	933,099	853,350
Total liabilities and stockholders’ equity	$1,982,035	$1,994,849

Jones Energy, Inc.

Consolidated Statements of Cash Flows (Unaudited)

	Nine Months Ended September 30,
(in thousands of dollars)	2015	(Restated) 2014

Cash flows from operating activities
Net income (loss)	$(10,642)	$46,279
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Exploration (dry hole and lease abandonment)	5,250	2,952
Depletion, depreciation, and amortization	156,151	137,490
Accretion of ARO liability	610	573
Amortization of debt issuance costs	3,379	6,129
Stock compensation expense	5,287	2,707
Other non-cash compensation expense	326	380
Amortization of deferred revenue	(1,521)	(862)
(Gain) loss on commodity derivatives	(111,714)	9,785
(Gain) loss on sales of assets	(10)	(97)
Deferred income tax provision	(4,590)	5,823
Other - net	1,178	241
Changes in assets and liabilities
Accounts receivable	54,244	(4,961)
Other assets	848	631
Accrued interest expense	9,577	16,611
Accounts payable and accrued liabilities	(19,184)	28,151
Net cash provided by operations	89,189	251,832

Cash flows from investing activities
Additions to oil and gas properties	(280,528)	(343,405)
Net adjustments to purchase price of properties acquired	—	15,709
Proceeds from sales of assets	37	99
Acquisition of other property, plant and equipment	(1,034)	(1,196)
Current period settlements of matured derivative contracts	103,858	(14,228)
Change in restricted cash	(129)	(52)
Net cash used in investing	(177,796)	(343,073)

Cash flows from financing activities
Proceeds from issuance of long-term debt	75,000	80,000
Repayment under long-term debt	(335,000)	(468,000)
Proceeds from senior notes	236,475	500,000
Purchases of treasury stock	—	(358)
Payment of debt issuance costs	(1,514)	(11,431)
Proceeds from sale of common stock	122,778	—
Net cash provided by financing	97,739	100,211
Net increase in cash	9,132	8,970

Cash
Beginning of period	13,566	23,820
End of period	$22,698	$32,790

Supplemental disclosure of cash flow information
Cash paid for interest	$34,594	$10,787
Change in accrued additions to oil and gas properties	(94,552)	58,501
Current additions to ARO	1,355	1,205

Jones Energy, Inc.

Selected Financial and Operating Statistics

The following table sets forth summary data regarding revenues, production volumes, average prices and average production costs associated with our sale of oil and natural gas for the periods indicated:

	Three Months Ended September 30,			Nine Months Ended September 30,
	2015	2014	Change	2015	2014	Change
Revenues (in thousands of dollars):
Oil and gas sales	$46,499	$99,707	$(53,208)	$156,955	$303,370	$(146,415)
Other revenues	653	639	14	2,210	1,610	600
Current period settlements of matured derivative contracts	39,273	285	38,988	107,992	(12,610)	120,602
Total revenues including derivative impact	86,425	100,631	(14,206)	267,157	292,370	(25,213)
Net production volumes:
Oil (MBbls)	630	639	(9)	2,030	1,869	161
Natural gas (MMcf)	6,069	5,812	257	18,172	16,371	1,801
NGLs (MBbls)	682	644	38	1,946	1,733	213
Total (MBoe)	2,324	2,252	72	7,005	6,331	674
Average net (Boe/d)	25,261	24,478	783	25,659	23,190	2,469
Average sales price, unhedged:
Oil (per Bbl), unhedged	$42.74	$94.76	$(52.02)	$46.10	$95.78	$(49.68)
Natural gas (per Mcf), unhedged	1.95	3.33	(1.38)	2.03	3.91	(1.88)
NGLs (per Bbl), unhedged	11.37	30.77	(19.40)	13.59	34.82	(21.23)
Combined (per Boe), unhedged	20.01	44.27	(24.26)	22.41	47.92	(25.51)
Average sales price, hedged:
Oil (per Bbl), hedged	$78.64	$90.80	$(12.16)	$75.19	$89.51	$(14.32)
Natural gas (per Mcf), hedged	3.24	3.82	(0.58)	3.37	4.06	(0.69)
NGLs (per Bbl), hedged	24.28	30.27	(5.99)	26.21	32.74	(6.53)
Combined (per Boe), hedged	36.91	44.27	(7.36)	37.82	45.88	(8.06)
Average costs (per Boe):
Lease operating	$3.82	$4.97	$(1.15)	$4.70	$4.79	$(0.09)
Production and ad valorem taxes	1.08	2.24	(1.16)	1.33	2.88	(1.55)
Depletion, depreciation and amortization	22.70	22.42	0.28	22.29	21.72	0.57
General and administrative	4.14	3.08	1.06	3.94	2.96	0.98

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of our consolidated financial statements, such as industry analysts, investors, lenders and rating agencies.

We define EBITDAX as earnings before interest expense, income taxes, depreciation, depletion and amortization, exploration expense, gains and losses from derivatives less the current period settlements of matured derivative contracts and the other items described below, however, we may modify our definition of EBITDAX in the future.  EBITDAX is not a measure of net income as determined by United States generally accepted accounting principles, or GAAP.  Management believes EBITDAX is useful because it allows them to more effectively evaluate our operating performance and compare the results of our operations from period to period and against our peers without regard to financing methods or capital structure.  We exclude the items listed above from net income in arriving at EBITDAX because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired.  EBITDAX has limitations as an analytical tool and should not be considered as an alternative to, or more meaningful than, net income as determined in accordance with GAAP or as an indicator of our liquidity.  Certain items excluded from EBITDAX are significant components in understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure, as well as the historical costs of depreciable assets.  Our presentation of EBITDAX should not be construed as an inference that our results will be unaffected by unusual or non-recurring items.  Our computations of EBITDAX may not be comparable to other similarly titled measures of other companies.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars)	2015	2014	2015	2014

Reconciliation of EBITDAX to net income
Net income (loss)	$34,842	$50,025	$(10,642)	$46,279
Interest expense	15,924	11,002	45,187	28,530
Exploration	5,556	266	6,184	3,278
Income taxes	6,519	5,550	(4,590)	5,736
Amortization of deferred financing costs	798	847	2,366	2,368
Depreciation and depletion	52,766	50,491	156,151	137,490
Accretion of ARO liability	210	206	610	573
Other non-cash charges	418	201	1,178	241
Stock compensation expense	2,039	1,321	5,287	2,707
Other non-cash compensation expense	108	127	326	380
Net (gain) loss on commodity derivatives	(90,483)	(41,163)	(111,714)	9,785
Current period settlements of matured derivative contracts	39,273	285	107,992	(12,610)
Amortization of deferred revenue	(493)	(336)	(1,521)	(862)
(Gain) loss on sales of assets	(16)	(30)	(10)	(97)
Stand-by rig costs	—	—	4,188	—
Financing expenses and other loan fees	22	—	2,323	3,761
EBITDAX	$67,483	$78,792	$203,315	$227,559

Jones Energy, Inc.

Non-GAAP Financial Measures and Reconciliations

Adjusted Net Income is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements.  We define Adjusted Net Income as net income excluding the impact of certain items, including gains or losses on commodity derivative instruments not yet settled, impairment of oil and gas properties, and non-cash compensation expense, and certain unusual or non-recurring items.  We believe adjusted net income is useful to investors because it provides readers with a more meaningful measure of our profitability before recording certain items for which the timing or amount cannot be reasonably determined.  However, this measure is provided in addition to, not as an alternative for, and should be read in conjunction with, the information contained in our financial statements prepared in accordance with GAAP.  Our computations of adjusted net income may not be comparable to other similarly titled measures of other companies.  The following tables provide a reconciliation of net income (loss) as determined in accordance with GAAP to adjusted net income for the periods indicated:

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands of dollars, except per share data)	2015	2014	2015	2014

Net income (loss)	$34,842	$50,025	$(10,642)	$46,279
Net (gain) loss on commodity derivatives	(90,483)	(41,163)	(111,714)	9,785
Current period settlements of matured derivative contracts	39,273	285	107,992	(12,610)
Exploration	5,556	266	6,184	3,278
Non-cash stock compensation expense	2,039	1,321	5,287	2,707
Other non-cash compensation expense	108	127	326	380
Stand-by rig costs	—	—	4,188	—
Financing expenses	—	—	2,250	3,761
Tax impact(1)	7,039	3,440	(2,233)	(744)
Adjusted net income (loss)	(1,626)	14,301	1,638	52,836

Adjusted net income (loss) attributable to non-controlling interests	(828)	11,668	1,566	43,218
Adjusted net income (loss) attributable to controlling interests	$(798)	$2,633	$72	$9,618

	Three Months Ended September 30,		Nine Months Ended September 30,
	2015	2014	2015	2014

Earnings (loss) per share (basic and diluted)	$0.44	$0.73	$(0.12)	$0.68
Net (gain) loss on commodity derivatives	(1.47)	(0.83)	(1.89)	0.20
Current period settlements of matured derivative contracts	0.64	—	1.79	(0.26)
Exploration	0.09	0.01	0.11	0.06
Non-cash stock compensation expense	0.03	0.03	0.09	0.06
Other non-cash compensation expense	—	—	0.01	0.01
Stand-by rig costs	—	—	0.06	—
Financing expenses	—	—	0.03	0.08
Tax impact(1)	0.24	0.27	(0.08)	(0.06)
Adjusted earnings (loss) per share (basic and diluted)	$(0.03)	$0.21	$(0.00)	$0.77

Effective tax rate on net income (loss) attributable to controlling interests	39.7%	36.4%	39.7%	36.4%

(1) In arriving at adjusted net income, the tax impact of the adjustments to net income is determined by applying the appropriate tax rate to each adjustment and then allocating the tax impact between the controlling and non-controlling interests.